SIDLEY AUSTIN llp 787 Seventh Avenue New York, NY 10019 +1 212 839 5300 +1 212 839 5599 FAX	BEIJING BOSTON BRUSSELS CENTURY CITY CHICAGO DALLAS GENEVA	HONG KONG HOUSTON LONDON LOS ANGELES NEW YORK PALO ALTO SAN FRANCISCO	SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

April 11, 2016

Sentinel Variable Products Trust

One National Life Drive

Montpelier, Vermont 05604

Ladies and Gentlemen:

We have acted as counsel for Sentinel Variable Products Trust, a statutory trust organized under the laws of the State of Delaware (the “Trust”), in connection with the Trust’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “1933 Act”), filed with the Securities and Exchange Commission (“SEC”), on April 8, 2016, relating to the transfer of all of the assets of Sentinel Variable Products Mid Cap Fund, a series of the Trust (the “Acquired Fund”), in exchange for the issuance of shares of beneficial interest (the “Shares”) of Sentinel Variable Products Small Company Fund, a series of the Trust (the “Acquiring Fund”), and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund, pursuant to the proposed reorganization as described in the Registration Statement and in the form of Agreement and Plan of Reorganization by and between the Trust, on behalf of the Acquiring Fund, and the Acquired Fund, filed therewith.

As counsel to the Trust, we are familiar with the proceedings taken by it in connection with the authorization, issuance and sale of the Shares in the manner referred to in the Registration Statement. In addition, we have examined and are familiar with the Amended and Restated Declaration of Trust of the Trust, and have reviewed such other documents as we have deemed relevant to the matters referred to in this opinion.

The opinion expressed below is limited to the Delaware Statutory Trust Act, as amended, 12 Del. C. §§ 3801-3863.

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

Based on and subject to the foregoing, we are of the opinion that the Shares of the Acquiring Fund, upon issuance in accordance with the terms, conditions, requirements and procedures set forth in the Registration Statement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus/proxy statement and statement of additional information constituting parts thereof.

Very truly yours, /s/ Sidley Austin LLP